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                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                           ---------------------------------
                                                           2003   2002   2001    2000   1999
                                                           ----   ----   -----   ----   ----
                                                                 (DOLLARS IN MILLIONS)
Income (loss) from continuing operations before
  cumulative effect of change in accounting principle....  $ 27   $ 31   $(130)  $(42)  $(81)
Add:
  Interest expense.......................................   149    141     170    188    134
  Portion of rentals representative of the interest
     factor..............................................    11     11      10     13     11
  Preferred stock dividend requirements of majority-owned
     subsidiaries........................................    --     --      --     --     22
  Income tax expense (benefit) and other taxes on
     income..............................................    (6)    (7)     51    (28)    72
  Minority interest......................................     6      4      --     --     --
  Amortization of interest capitalized...................     1      1       1     --     --
  Undistributed losses of affiliated companies in which
     less than a 50% voting interest is owned............     2      2       1     --     --
                                                           ----   ----   -----   ----   ----
     Earnings as defined.................................  $190   $183   $ 103   $131   $158
                                                           ====   ====   =====   ====   ====
Interest expense.........................................  $149   $141   $ 170   $188   $134
Interest capitalized.....................................     4      4       3      6     --
Portion of rentals representative of the interest
  factor.................................................    11     11      10     13     11
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis........................    --     --      --     --     35
                                                           ----   ----   -----   ----   ----
     Fixed charges as defined............................  $164   $156   $ 183   $207   $180
                                                           ====   ====   =====   ====   ====
Ratio of earnings to fixed charges.......................  1.16   1.17     .56    .63    .88
                                                           ====   ====   =====   ====   ====